Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 1, 2019, and the related Letter of Transmittal and any amendments or supplements thereto. Liberty (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Liberty becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Liberty will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Liberty cannot comply with the state statute, Liberty will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares.

Liberty Tax, Inc.

Notice of Offer to Purchase for Cash

Any and All Outstanding Shares of Its Common Stock

At a Purchase Price of

$12.00 Per Share

Liberty Tax, Inc., a Delaware corporation (“Liberty”), is offering to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at a price of $12.00 per share, in cash and without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 29, 2019, UNLESS THE OFFER IS EXTENDED.

Liberty is obligated to consummate the Offer under the terms of that certain Agreement of Merger and Business Combination Agreement, dated as of July 10, 2019, by and among Liberty, Buddy’s Newco, LLC, Franchise Group New Holdco, LLC, Franchise Group B Merger Sub, LLC and Vintage RTO, L.P., solely in its capacity as Member Representative (the “Business Combination Agreement”). The Offer is not subject to any financing contingency, nor is the Offer conditioned on any minimum number of Shares being tendered. Subject to applicable securities laws and the terms and conditions of the Offer and compliance with the terms of the Business Combination Agreement, Liberty reserves the right to extend or terminate the Offer or otherwise amend the Offer in any respect. Liberty shall not be required to accept for payment, and may delay the acceptance for payment of, any tendered Shares, in each event subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may terminate the Offer, in the event that, at or prior to the Expiration Date, any governmental authority shall have issued an order or injunction or taken any other action enjoining or otherwise prohibiting the consummation of the Offer which shall continue to exist as of immediately prior to the expiration of the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

The Offer must remain open until 20 business days following (and including the day of) the commencement of the Offer. After the expiration of the Offer, Liberty may, in its sole discretion, but is not obligated to, provide a subsequent offering period in accordance with the requirements of Rule 14d-11 of the Exchange Act. Liberty does not currently intend to provide a subsequent offering period, although it reserves the right to do so. If Liberty elects to include or extend a subsequent offering period, it will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior subsequent offering period. See “The Offer — Section 6 — Extension of the Offer; Termination; Amendment” in the Offer to Purchase.

The term “Expiration Date” means 5:00 p.m., New York City time, on August 29, 2019, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire.

Any extension, amendment or termination of the Offer will be followed promptly by a public announcement thereof. The announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See “The Offer — Section 6 — Extension of the Offer; Termination; Amendment” in the Offer to Purchase.

For purposes of the Offer, properly tendered Shares (or defectively tendered Shares for which Liberty has waived the applicable defect) will be deemed to have been accepted for payment by Liberty if, as and when it gives written notice thereof to Equiniti Trust Company, the depositary for the Offer (the “Depositary”). Liberty will pay for the Shares purchased by depositing the aggregate purchase price for such Shares with the Depositary. The Depositary will act as agent for the tendering shareholders for purposes of receiving payments from Liberty and transmitting such payments to the tendering shareholders. Under no circumstances will Liberty pay interest on the purchase price, including, without limitation, by reason of any delay in making a payment for Shares tendered in the Offer.

In all cases, payment of the purchase price by the Depositary for Shares accepted for payment (and thereby purchased) under the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Shares or timely confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Depository Trust Company (as defined in “The Offer — Section 2 — Acceptance for Payment and Payment” in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares under the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares of Liberty Common Stock” in the Offer to Purchase.

A shareholder may withdraw Shares that it has previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time on or prior to the Expiration Date, but payment of the purchase price will not be payable on such withdrawn Shares. If Liberty extends the Offer or if for any reason the acceptance of tender of Shares is delayed or if Liberty is unable to accept the tender of Shares under the Offer, then, without prejudice to Liberty’s rights under the Offer, tendered Shares may be retained by the Depositary on Liberty’s behalf and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer) except as otherwise described in “The Offer —Section 4 — Withdrawal Rights” in the Offer to Purchase. For a withdrawal of tendered Shares to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the expiration date at one of the addresses set forth on the back cover of the Offer to Purchase, any such notice of withdrawal must (i) specify the name of the person who tendered the Shares to be withdrawn, (ii) contain the description of the Shares to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Shares (unless such Shares were tendered by book-entry transfer) and (iii) be signed in the same manner as the original signature on the Letter of Transmittal by which such Shares were tendered (including any required signature guarantees), or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of such Shares. See “The Offer — Section 4 — Withdrawal Rights” in the Offer to Purchase. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected. Any permitted withdrawal of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by again following one of the appropriate procedures described in the Offer to Purchase at any time on or prior to the expiration date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Liberty, in its reasonable discretion (which determination shall be final and binding). Liberty’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Neither Liberty, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or will incur any liability for failure to give any such notification. Liberty reserves the right to reject any or all tenders of any Shares that it determines not to be in proper form or if the acceptance for tender of such Shares may, in the opinion of its counsel, be unlawful. Liberty also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of other holders of Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. holders of Shares for United States federal income tax purposes.. See “The Offer — Section 16 — Material United States Federal Income Tax Consequences” in the Offer to Purchase. Stockholders are urged to consult their own tax advisors with regard to the application of the United States federal income tax laws to their participation in the Offer, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer. Liberty will consult its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Liberty will send the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers, address and/or email address set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Liberty’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary for the Offer is:

***By Mail: By 5:00 p.m. NYC time on Expiration Date Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858

***By Hand or Overnight Courier:

By 5:00 p.m. NYC time on Expiration Date

Equiniti Trust Company

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

The Information Agent for the Offer is:

90 Park Avenue

New York, NY 10016

Stockholders may call toll-free: (833) 503-4126

Banks and Brokers may call: (516) 220-8356

August 1, 2019